SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549

                                   FORM 15

    Certification and Notice of Termination of Registration under Section
                12(g) of the Securities Exchange Act of 1934

                      COMMISSION FILE NUMBER: 0-11401

                           SECURITY CHICAGO CORP.
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           196 East Pearson Street
                           Chicago, Illinois 60611
                               (312) 280-0360
     (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
             CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                        Common Stock, $5.00 par value
          (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                    None
     (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE
                REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)      /X/       Rule 12h-3(b)(1)(ii)     /__/
        Rule 12g-4(a)(1)(ii)     /__/      Rule 12h-3(b)(2)(i)      /__/
        Rule 12g-4(a)(2)(i)      /__/      Rule 12h-3(b)(2)(ii)     /__/
        Rule 12g-4(a)(2)(ii)     /__/      Rule 15D-6               /__/
        Rule 12h-3(a)(1)(i)      /__/

        Approximate number of holders of record as of the certification or notice date: One.

        Pursuant to the requirements of the Securities Exchange Act of 1934, Security Chicago Corp. has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

                                      SECURITY CHICAGO CORP.



   Date: April 29, 1997               By:  /s/ James W. Aldrich
                                           -----------------------------

                                      Name: James W. Aldrich
                                      Title: Chief Executive Officer